CleanSpark Announces Strategic Agreement for up to 160,000 Bitmain S21 Miners, Path to 50 EH/s

Initial batch of 12 EH/s, or 60,000 units, expected to ship next quarter

Agreement includes strategic call option to purchase 100,000 S21s at a fixed price of $16 per terahash

Company is positioned to expand into the next bull market, while continuing to secure ASICs at fixed prices well into the next cycle

LAS VEGAS, January 8, 2024 -- CleanSpark Inc. (Nasdaq: CLSK), America's Bitcoin Miner™, today announced the purchase of up to 160,000 Bitmain S21 miners, or the equivalent of 32 exahashes per second (EH/s).

Under the terms of the agreement, CleanSpark, one of the largest and most efficient publicly traded bitcoin mining companies in North America, has purchased 60,000 units with delivery expected April through June 2024. The agreement also includes a strategic call option to purchase an additional 100,000 machines at a fixed price of $16.00 per terahash until the end of the calendar year. If the full call option is exercised, CleanSpark’s hashrate is expected to increase to approximately 50 EH/s, a 400% increase from its current hashrate of 10 EH/s, once all machines are deployed.

“This strategic agreement enhances our operational efficiency, provides massive optionality, and positions us to maximize opportunities that we expect on the horizon,” said CEO Zachary Bradford. “We are ready to expand into the next bull market without the need to worry about an increase in machine prices, since the call purchase option acts as a hedge to this risk.”

“For example,” Bradford continued, "in the last bull market, machine prices increased by three to five times, and we expect the same to occur in future bull markets. This agreement allows us to manage our capital most efficiently by controlling as many variables as possible. It also provides us the flexibility to time our infrastructure growth with macro events, while providing certainty of cost on the miners.”

CleanSpark opted for Bitmain’s S21 model over their T21 model or other manufacturers’ units because of the S21’s commanding performance. The S21 is the most efficient bitcoin mining machine on the market.

“After receiving initial units, and performing real world testing, we have determined that the S21 is more efficient and better suited for our operations,” Bradford said. “Being best-in-class is the CleanSpark way and we expect this agreement to keep us positioned as one of the most energy efficient and highest uptime miners in the industry.

As we continue to expand our capacity, we are not only confident that we will successfully navigate the halving, but we also believe that we will unlock new avenues of growth, further solidifying our position as a top publicly traded bitcoin miner.”

The purchase price for the first 60,000 units is $16.10 per terahash, for a total of $193.2 million, after discounts and coupons. An additional 100,000 units can be purchased by the company at a fixed price of $16.00 per terahash.

About CleanSpark

CleanSpark (Nasdaq: CLSK) is America's Bitcoin Miner™. We own and operate data centers that primarily run on low-carbon power. Our infrastructure responsibly supports Bitcoin, the world's most important digital commodity and an essential tool for financial independence and inclusion. We cultivate trust and transparency among our employees and the communities we operate in. Visit our website at www.cleanspark.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In this press release, forward-looking statements include statements regarding the Company’s agreement to purchase new Bitmain S21 miners, including the call option thereunder and expectations for the delivery of the miners, statements regarding a potential future bull market and the impact on pricing of miners and other statements regarding the Company's expectations, beliefs, plans, intentions, and strategies. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "targets," "projects," "contemplates," "believes," "estimates," "forecasts," "predicts," "potential" or "continue" or the negative of these terms or other similar expressions. The forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to: the timing, performance, and costs of purchasing and deploying the S21 miners; the Company realizing the hash rate and efficiency discussed in this press release; the risk that the electrical power available to our facilities does not increase as expected; the success of its digital currency mining activities; the volatile and unpredictable cycles in the emerging and evolving industries in which we operate; increasing difficulty rates for bitcoin mining; bitcoin halving; new or additional governmental regulation; the anticipated delivery dates of new miners; the ability to successfully deploy new miners; the dependency on utility rate structures and government incentive programs; dependency on third-party power providers for expansion efforts; the expectations of future revenue growth may not be realized; and other risks described in the Company's prior press releases and in its filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2023, and any subsequent filings with the SEC. Forward-looking statements contained herein are made only as to the date of this press release, and we assume no obligation to update or revise any forward-looking statements as a result of any new information, changed circumstances or future events or otherwise, except as required by applicable law.

Investor Relations Contact
Brittany Moore
702-989-7693
ir@cleanspark.com

Media Contact

Eleni Stylianou
702-989-7692
pr@cleanspark.com